Exhibit 99.1

LB Pharmaceuticals Reports Fourth Quarter and Full Year 2025 Financial Results and Provides Corporate Update

Reported positive results from potentially registrational Phase 2 trial of

LB-102 in schizophrenia

Advanced LB-102 into late-stage development in multiple indications with initiation of a pivotal Phase 3 NOVA-2 trial in schizophrenia, and Phase 2 ILLUMINATE-1 trial in bipolar depression

Announced pipeline expansion with plans to initiate a Phase 2 trial of LB-102 for the adjunctive treatment of major depressive disorder (MDD) in early 2027

Cash, cash equivalents, and investments of $295.2 million as of December 31, 2025, and proceeds from recent $100 million private placement, expected to provide cash runway into Q2 2029

NEW YORK, March 26, 2026 (GLOBE NEWSWIRE) – LB Pharmaceuticals Inc (“LB Pharmaceuticals” or the “Company”) (Nasdaq: LBRX), a late-stage biopharmaceutical company developing novel therapies for schizophrenia, bipolar depression, adjunctive treatment of MDD, and other neuropsychiatric diseases, today announced financial results for the fourth quarter and full year ended on December 31, 2025 and provided a corporate update.

“2025 was a transformative year for LB. It began with the presentation of positive Phase 2 trial results of LB-102 in acute schizophrenia that support the potential of LB-102 to offer patients with neuropsychiatric disease a differentiated and balanced clinical activity and tolerability profile and culminated with our successful initial public offering in September,” said Heather Turner, Chief Executive Officer of LB Pharmaceuticals. “Continuing our momentum, in 2026 we initiated the Phase 3 NOVA-2 trial of LB-102 in schizophrenia and the Phase 2 ILLUMINATE-1 trial of LB-102 in bipolar depression. Our recently announced $100 million private placement enables us to further expand the development of LB-102 in mood disorders, and we plan to initiate a Phase 2 trial in adjunctive MDD in early 2027. Based on our current plans, our strong balance sheet from the initial public offering and private placement provides extended runway into the second quarter of 2029 and positions us to advance LB-102 through multiple clinical readouts in both psychosis and mood disorders.”

Fourth Quarter 2025 and Recent Highlights

The Company is building a pipeline that leverages the broad therapeutic potential of LB-102, which has the potential to be the first benzamide antipsychotic drug approved for neuropsychiatric disorders in the United States.

LB-102 in Schizophrenia

•

Reported positive results in January 2025 from a robust 359 patient Phase 2 trial (NOVA-1) of LB-102 in acute schizophrenia. The trial met the primary endpoint, demonstrating statistically significant reduction from baseline in the Positive and Negative Syndrome Scale (PANSS) total score at 4 weeks at all dose levels compared to placebo. In this trial, LB-102 was observed to be generally well-tolerated.

•

Presented additional positive data in March 2025 from the Phase 2 trial at the 2025 Annual Congress of the Schizophrenia International Research Society (SIRS) demonstrating that treatment with LB-102 resulted in a positive shift in disease severity as measured by mean change from baseline in Clinical Global Impression of Severity (CGI-S) scores.

•

Presented three posters in October 2025 featuring new and previously reported analyses from the Phase 2 clinical trial of LB-102 in acute schizophrenia at the 38th European College of Neuropsychopharmacology (ECNP) Congress. A post-hoc analysis evaluating the effects of LB-102 on cognition in patients with acute schizophrenia in the Phase 2 trial demonstrated that after four weeks of treatment with LB-102, a robust, dose-dependent, and significant treatment effect size was identified in a completer population for all doses of LB-102 compared with placebo.

•	Initiated the pivotal Phase 3 (NOVA-2) trial evaluating the efficacy and safety of LB-102 in patients with acute schizophrenia in March 2026, with topline data expected in the second half of 2027.

LB-102 in Mood Disorders: Bipolar Depression and Adjunctive Treatment of MDD

•	Initiated the Phase 2 trial (ILLUMINATE-1) evaluating the efficacy and safety of LB-102 in patients with bipolar 1 depression in January 2026, with topline data expected in the first quarter of 2028.

•	Announced plans to initiate a Phase 2 trial of LB-102 for the adjunctive treatment of MDD in early 2027, with topline data expected in the first half of 2029.

Corporate Updates

•

In September 2025, the Company announced the pricing of an upsized initial public offering of 21,850,000 shares of common stock at a price of $15.00 per share, including full exercise of the underwriters’ overallotment option to purchase additional shares. The aggregate gross proceeds to LB Pharmaceuticals from the offering were $327.8 million.

•

Over the course of 2025 and early 2026, the Company announced the appointments of William Kane, Rekha Hemrajani, and Dr. Robert Lenz to its Board of Directors, further strengthening the board with expertise in finance, business development, CNS product development and commercialization, and corporate strategy. The Company also strengthened the executive team with several key hires to support the advancement of LB-102.

•

In February 2026, the Company announced a private placement of $100 million with participation from new and existing institutional investors. The proceeds are intended to fund a Phase 2 trial for LB-102 as an adjunctive treatment for MDD, and for general corporate purposes.

Financial Results for Fourth Quarter 2025

•

Research & Development Expenses: Research and development expenses were $8.5 million for the three months ended December 31, 2025, as compared to $0.4 million for the three months ended December 31, 2024. The increase was primarily due to an increase in start-up expenses related to the Phase 2 clinical trial of LB-102 in patients with bipolar depression and its Phase 3 clinical trial of LB-102 in patients with acute schizophrenia.

•

General & Administrative Expenses: General and administrative expenses were $5.4 million for the three months ended December 31, 2025, as compared to $5.2 million for the three months ended December 31, 2024.

•	Net Loss: Net loss was $11.5 million for the three months ended December 31, 2025, as compared to $5.1 million for the three months ended December 31, 2024.

•

Cash Position: Cash, cash equivalents and marketable securities as of December 31, 2025 were approximately $295.2 million. Based on current operating assumptions, the Company anticipates its current cash, cash equivalents and marketable securities, which includes proceeds from a $100 million private placement in February 2026, will support its planned operations into the second quarter of 2029.

Financial Results for Year End 2025

•

Research & Development Expenses: Research and development expenses were $16.7 million for the year ended December 31, 2025, as compared to $51.2 million for the year ended December 31, 2024. The decrease was primarily due to a decrease in expenses related to the conduct of the Phase 2 clinical trial of LB-102 in patients with acute schizophrenia, the majority of which took place in 2024.

•	General & Administrative Expenses: General and administrative expenses were $13.7 million for the years ended December 31, 2025 and 2024.

•	Net Loss: Net loss was $25.2 million for the year ended December 31, 2025, as compared to $63.1 million for the year ended December 31, 2024.

About LB-102

LB-102 is a novel, once-daily, orally administered investigational small molecule and potential first benzamide antipsychotic in the United States for the treatment of neuropsychiatric disorders. A methylated derivative of amisulpride, a widely used antipsychotic outside the United States, LB-102 was developed to retain amisulpride’s benefits while addressing its limitations. LB-102 is a potent and selective antagonist of D2, D3, and 5HT-7 receptors with few off-target effects and broad therapeutic potential across psychosis and mood disorders. In early 2025, LB Pharmaceuticals announced positive data from a four-week placebo-controlled, double-blinded, Phase 2 trial in patients with acute schizophrenia. In this trial, LB-102 demonstrated statistically significant benefit versus placebo at all doses studied, including rapid onset of effect at week 1 and sustained benefit through the endpoint of the trial, a potentially class-leading safety profile with low rates of EPS (including akathisia), minimal sedation and few GI side effects, alongside effects on negative symptoms and cognitive performance. These data underscore LB-102’s potential to address multiple dimensions of neuropsychiatric illness. A Phase 3 clinical trial (NOVA-2) of LB-102 -for acute schizophrenia and a Phase 2 clinical trial of LB-102 for bipolar 1 depression (ILLUMINATE-1) have been initiated, and a Phase 2 trial of LB-102 in adjunctive treatment of MDD is planned. Additional expansion opportunities for LB-102 include predominantly negative symptoms of schizophrenia, Alzheimer’s disease psychosis and agitation, as well as other neuropsychiatric diseases.

About LB Pharmaceuticals

LB Pharmaceuticals is a late-stage biopharmaceutical company developing novel therapies for the treatment of schizophrenia, bipolar depression, adjunctive treatment of major depressive disorder and other neuropsychiatric diseases. The Company is building a pipeline that leverages the broad therapeutic potential of its lead product candidate, LB-102, which the Company believes has the potential to be the first benzamide antipsychotic drug approved for neuropsychiatric disorders in the United States. LB-102, if approved, has the potential to become a mainstay of psychiatric practice by offering a balanced clinical activity and tolerability profile that provides a potentially attractive alternative to branded and generic therapeutics for the treatment of a broad range of neuropsychiatric diseases.

Cautionary Note Regarding Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Words such as “aim,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “design,” “due,” “estimate,” “expect,” “goal,” “intend,” “may,” “objective,” “plan,” “positioned,” “potential,” “predict,” “seek,” “should,” “target,” “will,” “would” or similar expressions are intended to identify forward-looking statements. All statements other than statements of historical facts contained in this press release are forward-looking statements. These forward-looking statements include, but are not limited to, statements concerning the expected clinical development and regulatory pathway and therapeutic benefits of LB-102; the design, objectives, initiation, timing, progress and results of clinical trials of LB-102, including the pivotal Phase 3 NOVA-2 trial in acute schizophrenia, the Phase 2 ILLUMINATE-1 trial in bipolar 1 depression and the Phase 2 trial for the adjunctive treatment of MDD; anticipated cash runway into the second quarter of 2029 and use of proceeds; continuing advancement of LB-102 and the Company’s portfolio. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, among others: the Company’s limited operating history and historical losses; the Company’s ability to raise additional funding to complete the development and any commercialization of LB-102; the Company’s dependence on the success of its lead product candidate, LB-102; the Company’s ability to obtain regulatory approval of and successfully commercialize its product candidate; the early stages of clinical development of the Company’s lead product candidate, LB-102; any undesirable side effects or other properties of the Company’s product candidate; that the Company may be delayed in initiating, enrolling or completing any clinical trials; competition from third parties that are developing products for similar uses; the Company’s ability to obtain, maintain and protect its intellectual property; and the Company’s dependence on third parties in connection with manufacturing, clinical trials and preclinical studies.

These and other risks are described more fully in the section titled “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2025 and its other documents to be subsequently filed with or furnished to the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. Except to the extent required by law, the Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Media and Investor Contact:

Ellen Rose

erose@lbpharma.us

LB Pharmaceuticals Inc

Unaudited Condensed Statements of Operations

(in thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Operating expenses
Research and development	$8,483	$376	$16,744	$51,171
General and administrative	5,387	5,163	13,660	13,659

Total operating loss	(13,870)	(5,539)	(30,404)	(64,830)
Non-operating income
Interest income	2,800	298	3,920	1,721
Realized gain on sale of marketable securities, net	—	362	119	955
(Loss) gain on change in fair value of derivative instruments	(401)	(191)	1,161	(947)

Total non-operating income	2,399	469	5,200	1,729

Loss before income tax	(11,471)	(5,070)	(25,204)	(63,101)
Income tax provision	1	1	1	1

Net loss	$(11,472)	$(5,071)	$(25,205)	$(63,102)

Net loss per share, basic and diluted	$(0.45)	$(14.12)	$(3.13)	$(176.15)
Weighted average shares outstanding used in calculating net loss per share, basic and diluted	25,406,133	359,141	8,045,145	358,229

LB Pharmaceuticals Inc

Unaudited Condensed Balance Sheets

(in thousands)

	As of December 31,
	2025	2024
Cash, cash equivalents and marketable securities	$295,213	$27,999
Total assets	$312,934	$33,534
Total liabilities	$11,624	$13,829
Total redeemable convertible preferred stock	$—	$114,259
Total stockholders’ equity (deficit)	$301,310	$(94,554)